MANAGEMENT'S REPORT
Georgia Power Company 1994 Annual Report

The management of Georgia Power Company has prepared this annual report and is responsible for the financial statements and related information. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances, and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls based upon the recognition that the cost of the system should not exceed its benefits. The Company believes that its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, which is composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. At least three times a year this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal control and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted with a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Georgia Power Company in conformity with generally accepted accounting principles. As discussed in Note 4 to the financial statements, an uncertainty exists with respect to the actions of regulators regarding recoverability of the Company's investment in the Rocky Mountain pumped storage hydroelectric project. The outcome of this uncertainty cannot be determined until a regulatory review is completed. Accordingly, no provision for any write-down of the costs associated with the Rocky Mountain project resulting from the potential actions of the Georgia Public Service Commission has been made in the accompanying financial statements.



/s/ H. Allen Franklin
H. Allen Franklin
President and Chief
   Executive Officer



/s/  Warren Y. Jobe
Warren Y. Jobe
Executive Vice President,
   Treasurer and Chief
   Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Georgia Power Company:


We have audited the accompanying balance sheets and statements of capitalization of Georgia Power Company (a Georgia corporation and wholly owned subsidiary of The Southern Company) as of December 31, 1994 and 1993, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 11-33) referred to above present fairly, in all material respects, the financial position of Georgia Power Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.

    As explained in Notes 2 and 7 to the financial statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.

    As more fully discussed in Note 4 to the financial statements, an uncertainty exists with respect to the actions of the regulators regarding recoverability of the Company's investment in the Rocky Mountain pumped storage hydroelectric project. The outcome of this uncertainty cannot be determined until a regulatory review is completed. Accordingly, no provision for any write-down of the costs associated with the Rocky Mountain project resulting from the potential actions of the Georgia Public Service Commission has been made in the accompanying financial statements.




/s/ Arthur Andersen LLP



Atlanta, Georgia
February 15, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Georgia Power Company 1994 Annual Report

RESULTS OF OPERATIONS

Earnings

Georgia Power Company's 1994 earnings totaled $526 million, representing a $44 million (7.8 percent) decrease from the prior year. This decline is primarily the result of a $55 million after-tax charge associated with the 1994 work force reduction programs. The Company had lower operating expenses and financing costs in 1994, partially offset by lower retail revenues due to the mild weather. Also, during the period, the Company had an $11 million after-tax gain on the sale of a portion of Plant Scherer Unit 4 compared to an $18 million after-tax gain on the sale of a portion of the plant in the prior year.

    Earnings for 1993 increased over the prior year primarily as a result of higher retail revenues due to the exceptionally hot summer weather during 1993 and lower financing costs. Also, as previously discussed, 1993 earnings included an $18 million after-tax gain on the sale of a portion of Plant Scherer. These positive events were partially offset by higher operating expenses.

Revenues

The following table summarizes the factors impacting operating revenues for the 1992-1994 period:

==========================================================
                                     Increase (Decrease)
                                       From Prior Year
- ----------------------------------------------------------
                                  1994      1993     1992
                                --------------------------
Retail -                                (in millions)
   Change in base rates          $   -    $    -    $  95
   Sales growth                     67        45       76
   Weather                        (128)      126      (58)
   Fuel cost recovery              (35)       76      (26)
   Demand-side programs            (12)       15        -
- ----------------------------------------------------------
Total retail                      (108)      262       87
- ----------------------------------------------------------
Sales for resale -
   Non-affiliates                 (183)     (106)     (96)
   Affiliates                       (1)       (6)       2
- ----------------------------------------------------------
Total sales for resale            (184)     (112)     (94)
- ----------------------------------------------------------
Other operating revenues             3         4        3
- ----------------------------------------------------------
Total operating revenues         $(289)    $ 154     $ (4)
==========================================================
Percent change                    (6.5)%     3.6%    (0.1)%
- ----------------------------------------------------------

    Retail revenues of $3.7 billion in 1994 decreased $108 million (2.8 percent) from the prior year, compared with an increase of $262 million (7.4 percent) in 1993. The milder-than-normal weather during the summer of 1994, compared to the hot summer of 1993, was the primary reason for the decrease in retail revenues. The hot weather during the summer of 1993 was the primary factor affecting the increase in retail revenues over 1992. Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and do not affect net income. Revenues from demand-side option programs generally represent the direct recovery of program costs. See Note 3 to the financial statements under "Demand-Side Conservation Programs" for further information on these programs.

    Revenues from sales to non-affiliated utilities decreased in both 1994 and 1993. Sales to municipalities and cooperatives in Georgia decreased in 1994 as these customers retained more of their own generation at jointly owned facilities, and as a result of a new agreement with territorial wholesale customers.

    Revenues from sales to non-affiliated utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components were as follows:

==============================================================
                                       1994     1993     1992
                                    --------------------------
                                           (in millions)
Capacity                                $84     $152     $233
Energy                                   82      113      168
- --------------------------------------------------------------
Total                                  $166     $265     $401
==============================================================

    Contractual unit power sales to Florida utilities for 1994 and 1993 are down compared with prior years, primarily due to scheduled reductions that corresponded with the sales to these utilities of portions of Plant Scherer Unit 4 in June 1994 and June 1993. The amount of capacity under these contracts declined by 427 megawatts and 533 megawatts in 1994 and 1993, respectively.
In 1995, the contracted capacity will decline another 155 megawatts.

Georgia Power Company 1994 Annual Report


    Revenues from sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. Sales to affiliated companies do not have a significant impact on earnings.

    Kilowatt-hour (KWH) sales for 1994 and the percent change by year were as follows:

=======================================================================
                                              Percent Change
                                     ----------------------------------
                             1994
                             KWH       1994       1993       1992
                            ------   ----------------------------------
                       (in billions)
Residential                   15.7     (5.8)%     11.5%      0.8%
Commercial                    18.7      2.5        5.9       2.2
Industrial                    24.3      3.0        2.9       3.1
Other                          0.5      5.0        5.7       1.7
                            ------
Total retail                  59.2      0.4        6.1       2.2
                            ------
Sales for resale -
 Non-affiliates                8.0    (44.3)      (9.8)    (15.2)
 Affiliates                    3.1      0.9       (8.8)    (14.6)
                            ------
Total sales for resale        11.1    (36.4)      (9.7)    (15.1)
                            ------
Total sales                   70.3     (8.0)       2.1      (2.9)
                            ======
- -----------------------------------------------------------------------

    The sales decline in the residential class was primarily the result of milder-than-normal summer weather in 1994, compared to the extremely hot summer of 1993. Industrial and commercial sales were positively impacted by continued improvement in economic conditions. Residential and commercial energy sales growth in 1993 reflected hot summer weather. Industrial sales growth in 1993 is attributable to improved economic conditions which also positively influenced commercial sales. Assuming normal weather, sales to retail customers are projected to grow approximately 2 percent annually on average during 1995 through 1997.

    Energy sales to non-affiliated utilities reflect reductions in contractual unit power sales and energy sales to municipalities and cooperatives, as discussed earlier.

Expenses

Fuel costs constitute the single largest expense for the Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

===============================================================================
                                                   1994        1993        1992
                                             ----------------------------------
Total generation
(billions of kilowatt-hours)                         62          64          63
Sources of generation
   (percent) --
     Coal                                          74.8        76.9        75.9
     Nuclear                                       21.9        20.0        20.9
     Hydro                                          3.1         2.8         3.1
     Oil and gas                                    0.2         0.3         0.1
Average cost of fuel per net
   kilowatt-hour generated
     (cents) --
       Coal                                        1.67        1.75        1.75
       Nuclear                                     0.63        0.58        0.63
       Oil and gas                                    *           *           *
Total                                              1.44        1.52        1.52
- -------------------------------------------------------------------------------

   * Not meaningful because of minimal generation from fuel source.

    Fuel expense decreased 8.5 percent in 1994 due to lower fuel costs, lower generation, and the displacement of coal-fired generation with lower cost nuclear generation. In 1993, fuel expense increased 2.3 percent due to higher generation, which was partially offset by lower nuclear fuel costs.

    Purchased power expense has decreased significantly since 1992, reflecting declining contractual capacity purchases from the co-owners of plants Vogtle and Scherer. Purchased power expense decreased $156 million in 1994 and $88 million in 1993. The decline in 1994 also results from decreased purchases from affiliated companies and energy purchases from territorial wholesale customers. The declines in Plant Vogtle contractual capacity purchases did not have a significant impact on earnings in 1994 or 1993 since these costs are being levelized over six years under the terms of the 1991 Georgia Public Service Commission (GPSC) retail rate order. The levelization is reflected in the amortization of deferred Plant Vogtle expenses in the income statements. See
Note 3 to the financial statements under "Plant Vogtle Phase-In Plans" for additional information.

Georgia Power Company 1994 Annual Report


    Other Operation and Maintenance (O & M) expenses, excluding the provision for separation benefits, decreased 4.5 percent in 1994. The decrease is primarily due to environmental remediation costs at various sites of $32 million in 1993, compared to $8 million in 1994, recognition in 1993 of the one-time cost of an automotive fleet reduction program, and lower maintenance expenses and pension costs during 1994. Other O & M expenses increased 9.0 percent in 1993 primarily as a result of environmental remediation costs and the automotive fleet reduction program, and the recognition of higher employee benefit costs under new accounting rules adopted in 1993. See Note 2 to the financial statements under "Postretirement Benefits" for additional information concerning the new accounting rules. Also, during 1993, O & M expenses reflected costs associated with new demand-side option programs. These program costs were offset by increases in retail revenues. See Note 3 to the financial statements under "Demand-Side Conservation Programs" for additional information on the recovery of these program costs.

    Taxes other than income taxes increased 1.0 percent in 1994 and 7.4 percent in 1993, reflecting primarily higher ad valorem taxes. The 1993 increase also includes higher franchise taxes paid to municipalities as a result of increased sales.

    Income tax expense decreased $24 million in 1994 primarily due to lower earnings and the recognition of $17 million in tax expense associated with the sale of a portion of Plant Scherer Unit 4 in 1994, compared to $27 million in tax expense associated with the sale of a portion of the plant in the prior year. The sales resulted in after-tax gains of $11 million in 1994 and $18 million in 1993. Income tax expense increased $62 million in 1993 due primarily to higher earnings, the effect of a one percent increase in the federal tax rate effective January, 1993, and as previously discussed, the sale of a portion of Plant Scherer Unit 4.

    Interest expense and dividends on preferred stock decreased $63 million (13.7 percent) and $19 million (4.0 percent) in 1994 and 1993, respectively. These reductions are primarily due to refinancing of long-term debt and preferred stock. The Company refinanced $510 million and $1.5 billion of securities in 1994 and 1993, respectively. The Company also retired $386 million of long-term debt with the proceeds from the 1994 and 1993 Plant Scherer Unit 4 sales. Other interest charges in 1993 include interest related to the settlement of an Internal Revenue Service (IRS) audit. The settlement had no effect on 1993 net income.

    The Company has deferred certain expenses and recorded a deferred return related to Plant Vogtle under phase-in plans. See Note 3 to the financial statements under "Plant Vogtle Phase-In Plans" for information regarding the deferral and subsequent amortization of costs related to Plant Vogtle.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize either this economic loss or the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings. The level of future earnings depends on numerous factors including energy sales and regulatory matters.

    Growth in energy sales is subject to a number of factors which traditionally have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, and the rate of economic growth in the Company's service area. Assuming normal weather, retail sales growth is projected to be approximately 2 percent annually on average during 1995 through 1997.

    The scheduled addition of four combustion turbine generating units and the Rocky Mountain pumped storage hydroelectric project in 1995 and one jointly owned combustion turbine unit in 1996, will increase related O & M and

Georgia Power Company 1994 Annual Report


depreciation expenses. In addition, the Company has entered into a four-year purchase power agreement to meet peaking needs. Beginning in 1996, the Company will purchase 400 megawatts of capacity. In 1998, this amount will decline to 200 megawatts for the remaining two years. Capacity payments are projected to be $6 million in 1996 and 1997 and $3 million in 1998 and 1999. These costs will be recorded in purchased power expenses in the Statements of Income. The Company has also reached an agreement on major terms and conditions of a purchase power arrangement whereby the Company would buy electricity during peak periods from a proposed 200 megawatt cogeneration facility, starting in June 1998. A final agreement is expected to be completed and filed with the GPSC for certification during 1995.

    In 1994, work force reduction programs were implemented, reducing earnings by $55 million. These reductions will assist in efforts to control growth in future operating expenses.

    As discussed in Note 4 to the financial statements, regulatory uncertainties exist related to the Rocky Mountain pumped storage hydroelectric project. In the event the GPSC does not allow full recovery of the project's costs, then the portion not allowed may have to be written off. The Company's total investment in the project at completion is estimated to be approximately $200 million.

     See Note 3 to the financial statements for information regarding proceedings with respect to the Company's recovery of demand-side conservation program costs and litigation currently pending in the U. S. Tax Court.

    The Company has completed three in a series of four separate transactions to sell Unit 4 of Plant Scherer to two Florida utilities. The remaining transaction is scheduled to take place in 1995. If the sale takes place as planned, the Company would realize an additional after-tax gain estimated to total approximately $12 million. This transaction coincides with scheduled reductions in capacity revenues from Florida utilities under contractual unit power sales contracts of approximately $18 million in 1995 and an additional $10 million in 1996. Additionally, the expiration in 1994 of the contract for the sale of long-term non-firm power to Florida Power Corporation will result in a $9 million decrease in capacity revenues in 1995. See Notes 5 and 6 to the financial statements for additional information.

    During 1994, Oglethorpe Power Corporation (OPC) gave the Company notice of its intent to decrease its purchases of capacity under a power supply agreement. As a result, the Company's capacity revenues from OPC will decline approximately $8 million in 1996 and an additional $16 million in 1997.

    OPC and the Municipal Electric Authority of Georgia (MEAG) have filed joint complaints in two separate venues seeking to recover from the Company approximately $16.5 million in alleged overcharges, plus approximately $6.3 million in interest. See Note 3 to the financial statements under "Wholesale Litigation" for further discussion of this matter.

    The Clean Air Act and other environmental issues are discussed later under "Environmental Issues."

    The Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is posturing the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This may enhance the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. In order to address these initiatives, numerous questions must be resolved with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability.

    The Company continues to compete with other electric suppliers within the state. In Georgia, most new retail customers with at least 900 kilowatts of

Georgia Power Company 1994 Annual Report


connected load may choose their electricity supplier. In addition, the bulk power market has become very competitive as utilities, IPPs and cogenerators seek to supply future capacity needs. Competition can create new business opportunities, but it increases risk and has the potential to adversely affect earnings.

    The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that the Company has with its sales for resale customers. The FERC currently is reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively. See Note 3 to the financial statements under "FERC Review of Equity Returns" for additional information.

    The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the Company -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the FASB has decided to review the accounting for nuclear decommissioning. If current electric utility industry accounting practices for decommissioning are changed: (1) annual provisions for decommissioning could increase, and (2) the estimated cost for decommissioning may be required to be recorded as a liability in the Balance Sheets. In management's opinion -- should these changes be required -- the changes would not have a significant adverse effect on results of operations because of the Company's current and expected future ability to recover decommissioning costs through rates. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.


FINANCIAL CONDITION

Overview

The principal changes in the Company's financial condition in 1994 were gross utility plant additions of $638 million and the lowering of the cost of capital achieved through the refinancing or retirement of $654 million of long-term debt.

    The funds needed for gross property additions are currently provided from operations. The Statements of Cash Flows provide additional details.

Financing Activities

In 1994, the Company continued to lower its financing costs by refinancing higher-cost issues. New issues during 1992 through 1994 totaled $3.5 billion and retirement or repayment of securities totaled $4.1 billion. The retirements included the redemption of $133 million and $253 million in 1994 and 1993, respectively, of first mortgage bonds with the proceeds from the Plant Scherer Unit 4 sales. Composite financing rates for the years 1992 through 1994, as of year-end, were as follows:

==============================================================
                             1994           1993        1992
                            ----------------------------------
Composite interest rate
 on long-term debt           7.14%         7.86%        8.49%
Composite preferred
   stock dividend rate       7.11%         6.76%        7.52%
==============================================================

The Company's current securities ratings are as follows:

==============================================================
                              Duff &                Standard &
                              Phelps     Moody's      Poor's
First Mortgage Bonds              A+        A2          A
Preferred Stock                   A-        a3          A-
Unsecured Bonds                   A         A3          A-
Commercial Paper                  D1        P1          A1
==============================================================

Liquidity and Capital Requirements

Cash provided from operations decreased by $128 million in 1994, primarily due to lower retail sales, higher tax payments, and the receipt in 1993 of cash payments from Gulf States as partial settlement of litigation.

Georgia Power Company 1994 Annual Report


    The Company estimates that construction expenditures for the years 1995 through 1997 will total $579 million, $626 million and $724 million, respectively. The Company will continue to invest in transmission and distribution facilities and enhance existing generating plants. These expenditures also include amounts for five combustion turbine generating units and equipment that will be required to comply with the provisions of the Clean Air Act.

    The Company's annual contractual capacity purchases will decline by $70 million over the next three years. Cash requirements for sinking fund requirements, redemptions announced, and maturities of long-term debt are expected to total $360 million during 1995 through 1997.

    As a result of requirements by the Nuclear Regulatory Commission, the Company has established external trust funds for the purpose of funding nuclear decommissioning costs. For 1995 through 1997, the amount to be funded totals $16 million annually. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

    As a result of the Energy Policy Act of 1992, the Company is required to pay a special assessment over a 15-year period beginning in 1993 into a fund which will be used by the U. S. Department of Energy for the decontamination and decommissioning of its nuclear enrichment facilities. The Company estimates its remaining liability to be approximately $33 million as of December 31, 1994. See
Note 1 to the financial statements under "Revenues and Fuel Costs" for additional information.

Sources of Capital

The Company expects to meet future capital requirements primarily using funds generated from operations and, if needed, by the issuance of new debt and equity securities, term loans, and short-term borrowings. To meet short-term cash needs and contingencies, the Company had approximately $709 million of unused credit arrangements with banks at the beginning of 1995. See Note 8 to the financial statements for additional information.

    Completing the remaining transaction for the sale of Plant Scherer Unit 4 will generate approximately $131 million in 1995.

    Georgia Power Capital, a limited partnership, was formed on November 10, 1994, for the purpose of issuing preferred securities and subsequently lending the proceeds to the Company. In December 1994, Georgia Power Capital issued four million shares of preferred securities at 9 percent and subsequently loaned the proceeds of $100 million to the Company. This subordinated debt of the Company is due December 19, 2024.

    The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

Environmental Issues

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- will have a significant impact on The Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance began in 1995 and affected eight generating plants -- some 10,000 megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the newly established allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

    The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is

Georgia Power Company 1994 Annual Report


designed to use allowances as a compliance option.

    The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional construction expenditures were required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment will be installed on all fossil-fired units. Under this Phase I compliance approach, Georgia Power's construction expenditures are estimated to total approximately $175 million through 1995.

    For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. During the period 1996 to 2000, current compliance strategy could require total estimated Georgia Power construction expenditures of approximately $20 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An increase of up to 2 percent in Georgia Power's annual revenue requirements from customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    Metropolitan Atlanta is classified as a non-attainment area with regard to the ozone ambient air quality standards. Title I of the Clean Air Act requires the state of Georgia to conduct specific studies and establish new control rules
- -- affecting sources of nitrogen oxides and volatile organic compounds -- to achieve attainment by 1999. As the required first step, the state has issued rules for the application of reasonably available control technology to reduce nitrogen oxide emissions by May 31, 1995. The results of these new rules require nitrogen oxide controls, above Title IV requirements, on some of the Company's plants. Final attainment rules, based on modeling studies, could require installation of additional controls for nitrogen oxide emissions to meet the 1999 deadline. A decision on new requirements is expected in 1996. Compliance with any new rules could result in significant additional costs. The actual impact of new rules will depend on the development and implementation of such rules.

    Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study by November 1995. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

    The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provision of the Clean Air Act. The EPA issued proposed rules in November 1994 and is required to take final action on this issue in 1996. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

    In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matter, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

    In 1995, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

Georgia Power Company 1994 Annual Report


    In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean-up properties currently or previously owned. The Company conducts studies to determine the extent of any required clean-up costs and has recognized in the financial statements, costs to clean up known sites. These costs for the Company amounted to $8 million, $32 million, and $3 million in 1994, 1993, and 1992, respectively. Additional sites may require environmental remediation for which the Company may be liable for a portion or all required cleanup costs. See Note 4 to the financial statements under "Certain Environmental Contingencies" for information regarding the Company's potentially responsible party status at a site in Brunswick, Georgia and another environmental matter.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

    Compliance with possible new legislation related to global climate change, electromagnetic fields and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.


STATEMENTS OF INCOME
For the Years Ended December 31, 1994, 1993, and 1992
Georgia Power Company 1994 Annual Report

==================================================================================================
                                                                    1994         1993         1992
- --------------------------------------------------------------------------------------------------
                                                                           (in thousands)
Operating Revenues:
Revenues (Note 1)                                             $4,101,504   $4,389,513   $4,229,601
Revenues from affiliates                                          60,899       61,668       67,835
- --------------------------------------------------------------------------------------------------
Total operating revenues                                       4,162,403    4,451,181    4,297,436
- --------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                           870,653      951,507      929,780
  Purchased power from non-affiliates                            193,130      313,170      436,761
  Purchased power from affiliates                                158,063      194,024      158,306
  Provision for separation benefits                               82,238            -        9,778
  Other                                                          643,375      675,284      611,134
Maintenance                                                      272,818      284,521      264,757
Depreciation and amortization                                    379,158      379,425      375,460
Amortization of deferred Plant Vogtle expenses, net (Note 3)      74,888       36,284      (30,804)
Taxes other than income taxes                                    194,566      192,671      179,460
Federal and state income taxes                                   399,413      452,122      377,542
- --------------------------------------------------------------------------------------------------
Total operating expenses                                       3,268,302    3,479,008    3,312,174
- --------------------------------------------------------------------------------------------------
Operating Income                                                 894,101      972,173      985,262
Other Income (Expense):
Allowance for equity funds used during construction                5,663        3,168        5,855
Equity in earnings of unconsolidated subsidiary (Note 5)           3,588        4,127        4,635
Interest income                                                    3,254        3,806       12,475
Other, net                                                        10,626       11,902      (30,527)
Income taxes applicable to other income                            7,975       37,661       25,163
- --------------------------------------------------------------------------------------------------
Income Before Interest Charges                                   925,207    1,032,837    1,002,863
- --------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                       306,473      343,634      402,541
Allowance for debt funds used during construction                (11,571)      (8,271)      (8,310)
Interest on interim obligations                                   17,529       15,530        9,694
Amortization of debt discount, premium, and expense, net          15,743       14,024        8,033
Other interest charges                                            23,483       47,393       12,425
- --------------------------------------------------------------------------------------------------
Net interest charges                                             351,657      412,310      424,383
- --------------------------------------------------------------------------------------------------
Net Income                                                       573,550      620,527      578,480
Dividends on Preferred Stock                                      48,006       50,674       57,942
- --------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                 $  525,544   $  569,853   $  520,538
==================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1994, 1993, and 1992
Georgia Power Company 1994 Annual Report

==================================================================================================
                                                                1994          1993          1992
- --------------------------------------------------------------------------------------------------
                                                                       (in thousands)
Operating Activities:
Net income                                              $    573,550  $    620,527  $    578,480
Adjustments to reconcile net income to net
  cash provided by operating activities --
    Depreciation and amortization                            484,032       475,152       471,014
    Deferred income taxes and investment tax credits, net     33,567       150,735       189,251
    Allowance for equity funds used during construction       (5,663)       (3,168)       (5,855)
    Deferred Plant Vogtle costs                               74,888        36,284       (30,804)
    Provision for separation benefits                         68,599             -             -
    Gain on asset sales                                      (22,717)      (35,514)          (12)
    Other, net                                               (72,597)      (10,713)      (14,738)
    Changes in certain current assets and liabilities --
      Receivables, net                                        67,218        27,088       (31,348)
      Inventories                                            (63,545)       82,433       (65,621)
      Payables                                                 5,409        17,364        25,303
      Taxes accrued                                          (60,474)       15,377       (22,828)
      Energy cost recovery, retail                            55,505       (74,260)      (46,615)
      Other                                                     (706)      (35,691)      (16,518)
- ------------------------------------------------------------------------------------------------
Net cash provided from operating activities                1,137,066     1,265,614     1,029,709
- ------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                    (638,426)     (674,432)     (508,444)
Sales of property                                            132,644       261,687            46
Other                                                        (41,273)      (43,154)       42,892
- ------------------------------------------------------------------------------------------------
Net cash used for investing activities                      (547,055)     (455,899)     (465,506)
- ------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
  Preferred securities of subsidiary                         100,000             -             -
  Preferred stock                                                  -       175,000       195,000
  First mortgage bonds                                             -     1,135,000       975,000
  Pollution control bonds                                    527,210       145,425       161,955
  Long-term notes                                                  -        37,000             -
Retirements:
  Preferred stock                                                  -      (245,005)     (165,004)
  First mortgage bonds                                      (133,559)   (1,337,822)   (1,381,300)
  Pollution control bonds                                   (510,320)     (145,465)     (160,205)
  Other long-term debt                                       (10,187)      (19,451)         (567)
Interim obligations, net                                     (57,425)      (51,444)      334,671
Payment of preferred stock dividends                         (47,147)      (53,123)      (60,475)
Payment of common stock dividends                           (429,300)     (402,400)     (384,000)
Miscellaneous                                                (22,640)      (63,648)      (70,986)
- ------------------------------------------------------------------------------------------------
Net cash used for financing activities                      (583,368)     (825,933)     (555,911)
- ------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                        6,643       (16,218)        8,292
Cash and Cash Equivalents at Beginning of Year                 5,896        22,114        13,822
- ------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                $     12,539  $      5,896  $     22,114
================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
  Interest (net of amount capitalized)                  $    336,155  $    420,107  $    435,203
  Income taxes                                               386,653       275,867       190,674
- ------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.



BALANCE SHEETS
At December 31, 1994 and 1993
Georgia Power Company 1994 Annual Report

===========================================================================================
ASSETS                                                               1994              1993
- -------------------------------------------------------------------------------------------
                                                                         (in thousands)
Utility Plant:
Plant in service (Note 1)                                   $  14,054,917     $  13,743,521
Less accumulated provision for depreciation                     4,054,986         3,822,344
- -------------------------------------------------------------------------------------------
                                                                9,999,931         9,921,177
Nuclear fuel, at amortized cost (Note 1)                          136,425           135,742
Construction work in progress (Note 4)                            541,889           584,013
- -------------------------------------------------------------------------------------------
Total                                                          10,678,245        10,640,932
- -------------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 5)           26,985            29,201
Nuclear decommissioning trusts (Note 1)                            54,297            37,937
Miscellaneous                                                      89,542            31,941
- -------------------------------------------------------------------------------------------
Total                                                             170,824            99,079
- -------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                          12,539             5,896
Receivables-
  Customer accounts receivable                                    377,570           486,947
  Other accounts and notes receivable                             104,989           117,249
  Affiliated companies                                             14,443            14,832
  Accumulated provision for uncollectible accounts                 (4,500)           (4,300)
Fossil fuel stock, at average cost                                169,252           111,620
Materials and supplies, at average cost                           293,464           287,551
Prepayments                                                        55,383            65,269
Vacation pay deferred (Note 1)                                     40,823            41,575
- -------------------------------------------------------------------------------------------
Total                                                           1,063,963         1,126,639
- -------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 7)                 919,750           992,510
Deferred Plant Vogtle costs (Note 3)                              432,092           506,980
Premium on reacquired debt, being amortized                       164,676           153,146
Debt expense, being amortized                                      26,223            20,730
Miscellaneous                                                     256,885           196,094
- -------------------------------------------------------------------------------------------
Total                                                           1,799,626         1,869,460
- -------------------------------------------------------------------------------------------
Total Assets                                                $  13,712,658     $  13,736,110
===========================================================================================
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1994 and 1993
Georgia Power Company 1994 Annual Report

===========================================================================================
CAPITALIZATION AND LIABILITIES                                       1994              1993
- -------------------------------------------------------------------------------------------
                                                                         (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                          $  4,141,554      $  4,045,458
Preferred stock                                                   692,787           692,787
Preferred securities of subsidiary                                100,000                 -
Long-term debt                                                  3,757,823         4,031,387
- -------------------------------------------------------------------------------------------
Total                                                           8,692,164         8,769,632
- -------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 8)                       167,420            10,543
Notes payable to banks (Note 8)                                   202,200           406,700
Commercial paper (Note 8)                                         222,602            75,527
Accounts payable-
  Affiliated companies                                             41,760            38,115
  Other                                                           313,307           285,929
Customer deposits                                                  47,017            45,922
Taxes accrued-
  Federal and state income                                          2,856            31,639
  Other                                                            90,163           121,854
Interest accrued                                                  110,256           110,497
Vacation pay accrued                                               39,720            40,060
Miscellaneous                                                      70,006            64,527
- -------------------------------------------------------------------------------------------
Total                                                           1,307,307         1,231,313
- -------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 7)                      2,477,661         2,479,720
Accumulated deferred investment tax credits                       453,121           478,334
Deferred credits related to income taxes (Note 7)                 433,334           452,819
Disallowed Plant Vogtle capacity buyback costs (Note 5)            60,490            63,067
Miscellaneous                                                     288,581           261,225
- -------------------------------------------------------------------------------------------
Total                                                           3,713,187         3,735,165
- -------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, and 6)
Total Capitalization and Liabilities                         $ 13,712,658      $ 13,736,110
===========================================================================================

The accompanying notes are an integral part of these statements.



STATEMENTS OF CAPITALIZATION
At December 31, 1994 and 1993
Georgia Power Company 1994 Annual Report

====================================================================================================
                                                           1994          1993     1994      1993
- ----------------------------------------------------------------------------------------------------
                                                           (in thousands)         (percent of total)
Common Stock Equity:
Common stock, without par value --
  Authorized -- 15,000,000 shares
  Outstanding --  7,761,500 shares                  $    344,250  $    344,250
Paid-in capital                                        2,384,348     2,384,348
Premium on preferred stock                                   413           413
Retained earnings (Note 8)                             1,412,543     1,316,447
- ----------------------------------------------------------------------------------------------------
Total common stock equity                              4,141,554     4,045,458     47.6 %    46.1 %
- ----------------------------------------------------------------------------------------------------
Cumulative Preferred Stock,  without par value:
  Authorized -- 55,000,000 shares in 1994 and 1993;
  Outstanding -- 21,027,865 shares in 1994;
    $100 stated value --
      4.60% to 6.60%                                     117,787       117,787
      7.72% to 7.80%                                     105,000       105,000
    $25 stated value --
      $1.90 to $2.125                                    295,000       295,000
      Adjustable rate -- at January 1, 1995:
        6.30%                                            100,000       100,000
        6.86%                                             75,000        75,000
- ----------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $49,251,000)       692,787       692,787      8.0       7.9
- ----------------------------------------------------------------------------------------------------
Cumulative Preferred Securities of Subsidiary (Note 8):
  $25 stated value --  9%                                100,000             -
- ----------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $9,000,000)    100,000             -      1.2         -
- ----------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
  Maturity            Interest Rates
  --------            --------------
  September 1, 1995   5 1/8%                             130,000       130,000
  March 1, 1996       4 3/4%                             150,000       150,000
  April 1, 1998       5 1/2%                             100,000       100,000
  September 1, 1999   6 1/8%                             195,000       195,000
  2000 through 2003   6% to 7%                           625,000       625,000
  2008                6 7/8%                              50,000        50,000
  2016 through 2019   9.23% to 10%                        36,157       169,716
  2022 through 2023   7.55% to 8 3/4%                    660,000       660,000
  2032                variable rates                     200,000       200,000
- ----------------------------------------------------------------------------------------------------
Total first mortgage bonds                             2,146,157     2,279,716
Pollution control obligations (Note 8)                 1,678,140     1,661,250
Other long-term debt (Note 8)                            124,686       135,058
Unamortized debt premium (discount), net                 (23,740)      (34,094)
- ----------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $282,112,000)                         3,925,243     4,041,930
Less amount due within one year (Note 8)                 167,420        10,543
- ----------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year    3,757,823     4,031,387     43.2      46.0
- ----------------------------------------------------------------------------------------------------
Total Capitalization                                $  8,692,164  $  8,769,632    100.0 %   100.0 %
====================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1994, 1993, and 1992
Georgia Power Company 1994 Annual Report

===============================================================================================
                                                            1994           1993           1992
- -----------------------------------------------------------------------------------------------
                                                                     (in thousands)

Balance at Beginning of Period                      $  1,316,447   $  1,159,380   $  1,038,012
Net income after dividends on preferred stock            525,544        569,853        520,538
Cash dividends on common stock                          (429,300)      (402,400)      (384,000)
Preferred stock transactions, net                           (148)       (10,386)       (15,170)
- -----------------------------------------------------------------------------------------------
Balance at End of Period (Note 8)                   $  1,412,543   $  1,316,447   $  1,159,380
===============================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1994, 1993, and 1992
Georgia Power Company 1994 Annual Report

===============================================================================================
                                                            1994           1993           1992
- -----------------------------------------------------------------------------------------------
                                                                   (in thousands)

Balance at Beginning of Period                      $  2,384,348   $  2,384,140   $  2,383,800
Contributions to capital by parent company                     -            208            340
- -----------------------------------------------------------------------------------------------
Balance at End of Period                            $  2,384,348   $  2,384,348   $  2,384,140
===============================================================================================
The accompanying notes are an integral part of these financial statements.


NOTES TO FINANCIAL STATEMENTS
Georgia Power Company 1994 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), and Southern Nuclear Operating Company (Southern Nuclear), and The Southern Development and Investment Group (SDIG). The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Intracompany contracts dealing with jointly owned generating facilities, transmission lines and exchange of electric power are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission. SCS provides, at cost, specialized services to The Southern Company and each of the subsidiary companies. Southern Communications, beginning in mid-1995, will provide digital wireless communications services to The Southern Company's subsidiaries and also will market these services to the public within the Southeast. Southern Electric designs, builds, owns, and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. SDIG develops new business opportunities related to energy products and services.

    The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935. Both The Southern Company and its subsidiaries are subject to the regulatory provisions of this act. The Company is also subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective regulatory commissions.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Company's Balance Sheets at December 31 relate to the following:

===============================================================
                                              1994        1993
                                           --------------------
                                                (in millions)
Deferred income taxes                       $  920      $  993
Deferred income tax credits                   (433)       (453)
Deferred Plant Vogtle costs                    432         507
Premium on reacquired debt                     165         153
Demand-side program costs                       97          49
Corporate building lease                        48          47
Postretirement benefits                         41          22
Vacation pay                                    41          42
Inventory conversions                          (39)        (47)
Department of Energy assessments                36          41
Other, net                                      52          61
- ---------------------------------------------------------------
Total                                       $1,360      $1,415
===============================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets to their fair value.

Georgia Power Company 1994 Annual Report

Revenues and Fuel Costs

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates. Fuel costs were under recovered by $23 million and $79 million at December 31, 1994, and 1993, respectively. These amounts are included in customer accounts receivable on the Balance Sheets. The fuel cost recovery rate was increased effective December 6, 1993.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1994, uncollectible accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $87 million in 1994, $75 million in 1993, and $84 million in 1992. The Company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel, which was scheduled to begin in 1998. However, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch and into 2009 at Plant Vogtle.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The assessment will be paid over a 15-year period, which began in 1993. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The Company -- based on its ownership interests -- estimates its remaining liability under this law to be approximately $33 million. This obligation is recognized in the accompanying Balance Sheets and is being recovered through the fuel cost recovery provisions.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.1 percent in 1994, 1993, and 1992. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities.

    In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial nuclear power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The Company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over a set period of time as approved by the GPSC. Earnings on the trust funds are considered in determining decommissioning expense. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The Company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

Georgia Power Company 1994 Annual Report

    Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs at December 31, 1994, -- based on the Company's ownership interests -- were as follows:

===========================================================
                                          Plant     Plant
                                          Hatch     Vogtle
                                       --------------------
Site study basis (year)                   1994      1994

Decommissioning periods:
   Beginning year                          2014      2027
   Completion year                         2027      2038
- -----------------------------------------------------------

Site study costs:                          (in millions)
   Radiated structures                     $241      $193
   Non-radiated structures                   34        43
   Other                                     60        49
- -----------------------------------------------------------
Total                                      $335      $285
===========================================================

Ultimate costs:                            (in millions)
   Radiated structures                     $641   $  843
   Non-radiated structures                   91      190
   Other                                    160      215
- -----------------------------------------------------------
Total                                      $892   $1,248
===========================================================

                                            (in millions)
Amount expensed in 1994                      $6       $6

Accumulated provisions:
   Balance in external trust funds          $33      $22
   Balance in internal reserves              29       10
- -----------------------------------------------------------
Total                                       $62      $32
===========================================================

Assumed in ultimate costs:
   Inflation rate                          4.4%      4.4%
   Trust earning rate                      6.0       6.0
- -----------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity -- sinking fund -- method as approved by the GPSC. The decommissioning costs approved for ratemaking are $184 million for Plant Hatch and $155 million for Plant Vogtle. These amounts are based on costs to decommission the radioactive portions of the plants based on 1990 site studies. The estimated ultimate costs based on the 1990 studies were $872 million and $1.4 billion for plants Hatch and Vogtle, respectively. The Company expects the GPSC to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in assumed date of decommissioning, changes in regulatory requirements, changes in technology, and changes in costs of labor, materials, and equipment.

Plant Vogtle Phase-In Plans

In 1987 and 1989, the GPSC ordered that the allowed costs of Plant Vogtle Units 1 and 2 be phased into rates under plans that meet the requirements of FASB Statement No. 92, Accounting for Phase-In Plans. In 1991, the GPSC modified the phase-in plans. In addition, the Company deferred certain Plant Vogtle operating expenses and financing costs under accounting orders issued by the GPSC. See
Note 3 for further information.

Income Taxes

The Company provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

     Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 7 for additional information about Statement No. 109.

Georgia Power Company 1994 Annual Report

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. For the years 1994, 1993 and 1992, the average AFUDC rates were 6.18 percent, 4.96 percent and 7.16 percent, respectively. The reduction in the average AFUDC rate in 1993 reflects the Company's greater use of lower cost short-term debt. The increase in 1994 is primarily the result of the higher short-term borrowing rates.

    AFUDC, net of taxes, as a percentage of net income after dividends on preferred stock, was less than 2.5 percent for 1994, 1993 and 1992, respectively.

Utility Plant

Utility plant is stated at original cost with the exception of Plant Vogtle, which is stated at cost less regulatory disallowances. Original cost includes materials; labor; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacement of property (exclusive of minor items of property) is charged to utility plant.

    The Company's investment in generating plant, based on its ownership interests and net of the accumulated provision for depreciation, by type of generation as of December 31 was as follows:

==================================================================
                                                      Nameplate
Type of Generation            Net Investment           Capacity
- --------------------       -----------------      ----------------
                              1994     1993         1994     1993
                           -----------------      ----------------
                              (in millions)          (megawatts)

Steam                       $1,674   $1,718        9,676    9,812
Nuclear                      3,113    3,215        1,877    1,877
Hydro                          335      338          862      862
Other                          123       18        1,528    1,208
- -----------------------------------------------------------------
Total                       $5,245   $5,289       13,943   13,759
=================================================================

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, the Company's financial instruments for which the carrying amounts did not approximate fair value at December 31 are as follows:

=============================================================
                                         Long-Term Debt
                                    -------------------------
                                      Carrying         Fair
                                       Amount         Value
                                     ------------------------
Year                                       (in millions)
1994                                  $3,838          $3,697
1993                                   3,954           4,197

    The fair values for long-term debt were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Vacation Pay

Company employees earn vacation in one year and take it in the subsequent year. However, for ratemaking purposes, vacation pay is recognized as an allowable expense only when paid. Consistent with this ratemaking treatment, the Company accrues a current liability for earned vacation pay and records a current regulatory asset representing the future recoverability of this cost. This amount was $41 million at December 31, 1994, and $42 million at December 31, 1993. In 1995, approximately 70 percent of the 1994 deferred vacation costs will be expensed, and the balance will be charged to construction and other accounts.

Georgia Power Company 1994 Annual Report


2.  RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan covering substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the projected unit credit actuarial method for financial reporting purposes.

Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Qualified trusts are funded to the extent deductible under federal income tax regulations and to the extent required by the GPSC and FERC. During 1994, the Company funded $22 million to the qualified trusts. Amounts funded are primarily invested in debt and equity securities.

     Effective January 1, 1993, the Company adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service."

    In October 1993, the GPSC ordered the Company to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional expense was recognized in 1993 and the remaining additional expense was deferred. An additional one-fifth of the costs will be expensed each succeeding year until the costs are fully reflected in cost of service in 1997. The cost deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998. As a result of the regulatory treatment allowed by the GPSC, the adoption of Statement No. 106 did not have a material impact on net income.

    Prior to 1993, the Company recognized these costs on a cash basis as payments were made. The total costs of such benefits recognized by the Company in 1992 were $13 million.

Funded Status and Cost of Benefits

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                Pension
===============================================================
                                              1994         1993
                                          ---------------------
Actuarial present value of                    (in millions)
   benefit obligations:
     Vested benefits                         $  689      $  655
     Non-vested benefits                         32          35
- ---------------------------------------------------------------
Accumulated benefit obligation                  721         690
Additional amounts related
   to projected salary increases                294         257
- ---------------------------------------------------------------
Projected benefit obligation                  1,015         947
Less:
   Fair value of plan assets                  1,419       1,495
   Unrecognized net gain                       (371)       (490)
   Unrecognized prior service cost               28          31
   Unrecognized transition asset                (58)        (62)
- ---------------------------------------------------------------
Prepaid asset recognized in
   the Balance Sheets                         $   3       $  27
===============================================================

Georgia Power Company 1994 Annual Report


                                         Postretirement Medical
===============================================================
                                           1994       1993
                                           --------------------
                                            (in millions)
Actuarial present value of
 benefit obligation:
     Retirees and dependents              $168       $136
     Employees eligible to retire            7         12
     Other employees                       191        206
- ---------------------------------------------------------------
Accumulated benefit obligation             366        354
Less:
   Fair value of plan assets                46         30
   Unrecognized net loss                     7         40
   Unrecognized transition
     obligation                            236        251
- ---------------------------------------------------------------
Accrued liability recognized in the
   Balance Sheets                         $ 77       $ 33
===============================================================

                                            Postretirement Life
===============================================================
                                                1994       1993
                                                ---------------
                                                 (in millions)
Actuarial present value of benefit obligation:
     Retirees and dependents                    $35        $32
     Employees eligible to retire                 -          -
     Other employees                             38         40
- ---------------------------------------------------------------
Accumulated benefit obligation                   73         72
Less:
   Fair value of plan assets                      6          1
   Unrecognized net gain                         (8)        (6)
   Unrecognized transition
     obligation                                  65         69
- ---------------------------------------------------------------
Accrued liability recognized in the
   Balance Sheets                               $10       $  8
===============================================================

Weighted average rates used in actuarial calculations:

=============================================================
                                1994          1993       1992
                               ------------------------------
Discount                        8.0%          7.5%       8.0%
Annual salary increase          5.5           5.0        6.0
Long-term return on plan
   assets                       8.5           8.5        8.5
- -------------------------------------------------------------

     An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 10.5 percent for 1994, decreasing gradually to 6 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1.0 percent would increase the accumulated medical benefit obligation as of December 31, 1994, by $68 million and the aggregate of the service and interest cost components of the net retiree medical cost by $10 million.

    The components of the plans' net costs are shown below:

                                                              Pension
==============================================================================
                                                  1994          1993      1992
                                                  ----------------------------
                                                           (in millions)
Benefits earned during the year                   $  34       $  33      $  34
Interest cost on projected
   benefit obligation                                71          69         65
Actual (return) loss on plan assets                  35        (194)       (61)
Net amortization and deferral                      (160)         84        (38)
- ------------------------------------------------------------------------------
Net pension cost                                  $ (20)      $  (8)     $   -
==============================================================================

    Net pension costs were negative in 1994 and 1993. Of net pension costs recorded, $15 million in 1994 and $6 million in 1993, were recorded as a reduction to operating expense, with the balance being recorded as a reduction to construction and other accounts.

                                                         Postretirement Medical
===============================================================================
                                                                   1994    1993
                                                                 --------------
                                                                  (in millions)
Benefits earned during the year                                    $ 13    $ 11
Interest cost on accumulated
   benefit obligation                                                27      23
Amortization of transition
   obligation over 20 years                                          12      12
Actual (return) loss on plan assets                                   1      (4)
Net amortization and deferral                                        (3)      2
- -------------------------------------------------------------------------------
Net postretirement cost                                            $ 50    $ 44
===============================================================================

                                                            Postretirement Life
===============================================================================
                                                                    1994   1993
                                                                    -----------
                                                                   (in millions)
Benefits earned during the year                                      $ 2    $ 3
Interest cost on accumulated
   benefit obligation                                                  6      6
Amortization of transition
   obligation over 20 years                                            3      3
Actual return on plan assets                                           -      -
Net amortization and deferral                                          -      -
- -------------------------------------------------------------------------------
Net postretirement cost                                              $11    $12
===============================================================================

Georgia Power Company 1994 Annual Report


    Of the above net postretirement medical and life insurance costs recorded in 1994, $28 million was charged to operating expenses, $18 million was deferred, and the remainder was charged to construction and other accounts. In 1993, $21 million was charged to operating expenses, $21 million was deferred, and the remainder was charged to construction and other accounts.

Work Force Reduction Programs

The Company has incurred additional costs for work force reduction programs. The costs related to the Company's programs were $82 million and $10 million for the years 1994 and 1992, respectively. Additionally, in 1994, the Company recognized $8 million for its share of costs associated with SCS's work force reduction program.

3.  LITIGATION AND REGULATORY MATTERS

Demand-Side Conservation Programs

In October 1993, a Superior Court of Fulton County, Georgia, judge ruled that rate riders previously approved by the GPSC for recovery of the Company's costs incurred in connection with demand-side conservation programs were unlawful. The judge held that the GPSC lacked statutory authority to approve such rate riders except through general rate case proceedings and that those procedures had not been followed. The Company suspended collection of the demand-side conservation costs and appealed the court's decision to the Georgia Court of Appeals. In December 1993, the GPSC approved the Company's request for an accounting order allowing the Company to defer all current unrecovered and future costs related to these programs until the superior court's decision is reversed or until the next general rate case proceedings. An association of industrial customers filed a petition for review of the accounting order in superior court.

    In July 1994, the Georgia Court of Appeals upheld the legality of the rate riders. In November 1994, the Supreme Court of Georgia denied petitions for review of this ruling. As a result, the Company resumed collection under the rate riders in December 1994. In February 1995, the GPSC initiated a true-up proceeding to review program costs which have been incurred by the Company and costs expected to be incurred during 1995 in order to adjust the rate riders accordingly. The proceeding will also address a plan for recovery of costs deferred under the accounting order. The Company's costs related to these conservation programs through 1994 were $115 million, of which $18 million has been collected and the remainder deferred.

    The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the Company's financial statements.

Tax Litigation

In June 1994, a tax deficiency notice was received from the Internal Revenue Service (IRS) for the years 1984 through 1987 with regard to the tax accounting by the Company for the sale in 1984 of an interest in Plant Vogtle and related capacity and energy buyback commitments. The potential tax deficiency and interest arising from this issue currently amount to $28 million and $32 million, respectively. The tax deficiency relates to a timing issue as to when taxes are paid; therefore, only the interest portion could affect future income. Management believes that the IRS position is incorrect, and the Company has filed a petition with the U. S. Tax Court challenging the IRS position. In order to minimize additional interest charges should the IRS's position prevail, the Company made a payment to the IRS related to the potential tax deficiency for the years 1984 through 1987 in September 1994.

    The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the Company's financial statements.

FERC Review of Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts. Any change in the rate of return on common equity that could potentially require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

Georgia Power Company 1994 Annual Report


    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds began in October 1994 and is scheduled to continue until January 1996.

    If the rates of return on common equity recommended by the FERC staff were applied to all the schedules and contracts involved in both proceedings and refunds were ordered, the amount of refunds could range up to approximately $35 million at December 31, 1994. Although the final outcome of this matter cannot now be determined, in management's opinion, the final outcome will not result in changes that would have a material adverse effect on the Company's financial statements.

Wholesale Litigation

In July 1994, Oglethorpe Power Corporation (OPC) and the Municipal Electric Authority of Georgia (MEAG) filed a joint complaint with the FERC seeking to recover from the Company an aggregate of approximately $16.5 million in alleged partial requirements rates overcharges, plus approximately $6.3 million in interest. OPC and MEAG claimed that the Company improperly reflected in such rates costs associated with capacity that had previously been sold to Gulf States pursuant to a unit power sales contract or, alternatively, that they should be allocated a portion of the proceeds received by the Company as a result of a settlement with Gulf States of litigation arising out of such contract. The Company's response sought dismissal of the complaint by the FERC. Dismissal was ordered in November 1994. OPC and MEAG filed a request for rehearing in December 1994, and such request is pending before the FERC. In August 1994, OPC and MEAG also filed a complaint in the Superior Court of Fulton County, Georgia, urging substantially the same claims and asking the court to hear the matter in the event the FERC declines jurisdiction. Such court proceeding was subsequently stayed pending resolution of the FERC filing.

    While the outcome of this matter cannot be determined, in management's opinion, it will not have a material adverse effect on the Company's financial statements.

Plant Vogtle Phase-In Plans

Pursuant to orders from the GPSC, the Company recorded a deferred return under phase-in plans for Plant Vogtle Units 1 and 2 until October 1991 when the allowed investment was fully reflected in rates. In addition, the GPSC issued two separate accounting orders that required the Company to defer substantially all operating and financing costs related to both units until rate orders addressed these costs. These GPSC orders provide for the recovery of deferred costs within 10 years. The GPSC modified the phase-in plans in 1991 to accelerate the recognition of costs previously deferred under the Plant Vogtle Unit 2 phase-in plan and to levelize the remaining Plant Vogtle declining capacity buyback expenses.

    Under these orders, the Company has deferred and amortized these costs (as recovered through rates) as follows:

=============================================================
                                     1994      1993      1992
                                  ---------------------------
                                          (in millions)
Deferred costs at beginning
   of year                            $507      $383      $375
- --------------------------------------------------------------
Deferred capacity buyback
   expenses                             10        38       100
Amortization of previously
   deferred costs                      (85)      (74)      (69)
Less income taxes                        -         -       (23)
- --------------------------------------------------------------
Net (amortization) deferral            (75)      (36)        8
- --------------------------------------------------------------
Effect of adoption of FASB
   Statement No. 109                     -       160         -
- --------------------------------------------------------------
Deferred costs at end of year         $432      $507      $383
==============================================================

Georgia Power Company 1994 Annual Report


Nuclear Performance Standards

In October 1989, the GPSC adopted a nuclear performance standard for the Company's nuclear generating units under which the performance of plants Hatch and Vogtle will be evaluated every three years. The performance standard is based on each unit's capacity factor as compared to the average of all U.S. nuclear units operating at a capacity factor of 50 percent or higher during the three-year period of evaluation. Depending on the performance of the units, the Company could receive a monetary reward or penalty under the performance standards criteria. The first evaluation was conducted in 1993 for performance during the 1990-92 period. During this three-year period, the Company's units performed at an average capacity factor of 81 percent compared to an industry average of approximately 73 percent. Based on these results, the GPSC approved a performance reward of approximately $8.5 million for the Company. This reward is being collected through the retail fuel cost recovery provision and recognized in income over a 36-month period beginning November, 1993. At December 31, 1994, the remaining amount to be collected was $5 million.

4.  COMMITMENTS AND CONTINGENCIES

Rocky Mountain Project Status

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric project in 1991 as then planned was not economically justifiable and reasonable and withheld authorization for the Company to spend funds from approved securities issuances on that project. In 1988, the Company and OPC entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the project, as discussed in Note 5. However, full recovery of the Company's costs depends on the GPSC's treatment of the project's costs and disposition of the project's capacity output. In the event the GPSC does not allow full recovery of the project's costs, then the portion not allowed may have to be written off. AFUDC accrued on the Rocky Mountain project has not been credited to income or included in the project cost since December 1985. If accrual of AFUDC is not resumed, the Company's estimated total investment in the project at completion would be approximately $200 million. The plant is scheduled to begin commercial operation in 1995.

    The ultimate outcome of this matter cannot now be determined.

Construction Program

While the Company has no new baseload generating plants under construction, the construction of five combustion turbine peaking units is planned to be completed by 1996. In addition, significant construction of transmission and distribution facilities, and projects to upgrade and extend the useful life of generating plants will continue. The Company currently estimates property additions to be approximately $579 million in 1995, $626 million in 1996 and $724 million in 1997. These estimated additions include AFUDC of $27 million in 1995, $17 million in 1996, and $22 million in 1997. The estimates for property additions for the three-year period include $92 million committed to meeting the requirements of the Clean Air Act.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from estimates because of numerous factors, including, but not limited to, changes in business conditions, load growth estimates, environmental regulations, and regulatory requirements.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term commitments were approximately $4.6 billion at December 31, 1994. Additional commitments for coal and for nuclear fuel will be required in the future to supply the Company's fuel needs.

Georgia Power Company 1994 Annual Report


Operating Leases

The Company has entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $13 million, $8 million, and $7 million for 1994, 1993, and 1992, respectively. At December 31, 1994, estimated minimum rental commitments for noncancelable operating leases were as follows:

======================================================
                                           Amounts
                                        --------------
Year                                    (in millions)
- ----
1995                                         $  12
1996                                            11
1997                                            10
1998                                            10
1999                                            10
2000 and thereafter                            136
- ------------------------------------------------------
Total minimum payments                        $189
======================================================

Certain Environmental Contingencies

In January 1995, the Company and four other unrelated entities were notified by the EPA that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to a site in Brunswick, Georgia. While the Company believes that the total amount of costs required for the clean up of this site may be substantial, it is unable at this time to estimate either such total or the portion for which the Company may ultimately be responsible.

    The final outcome of this matter cannot now be determined. In management's opinion, however, based upon the nature and extent of the Company's activities relating to the site, the final outcome will not have a material adverse effect on the Company's financial statements.

    In compliance with the recently enacted Georgia Hazardous Site Response Act, the State of Georgia was required to compile an inventory of all known or suspected sites where hazardous wastes, constituents or substances have been disposed of or released in quantities deemed reportable by the State. In developing this list, the State identified several hundred properties throughout the State, including 24 sites which may require environmental remediation by the Company. The majority of these 24 sites are electrical power substations and power generation facilities. The Company has recognized $4 million in expenses for the anticipated clean-up cost for two sites that the Company plans to remediate. The Company will conduct studies at each of the remaining sites to determine the extent of remediation and associated clean-up costs, if any, that may be required. The Company has recognized $3 million in expenses for the anticipated cost of completing such studies. Any cost of remediating the remaining sites cannot presently be determined until such studies are completed for each site, and the State of Georgia determines whether remediation is required. If all sites were required to be remediated, the Company could incur expenses of up to approximately $25 million in additional clean-up costs, and construction expenditures of up to $100 million to develop new waste management facilities or install additional pollution control devices.

    The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the Company's financial statements.

Nuclear Insurance

Under the Price-Anderson Amendments Act of 1988, the Company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the Company's nuclear power plants. The act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment for the Company -- based on its ownership and buyback interests -- is $163 million per incident but not more than an aggregate of $21 million to be paid for each incident in any one year.

Georgia Power Company 1994 Annual Report


    The Company is a member of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. The Company's maximum annual assessment is limited to $15 million under current policies.

    Additionally, the Company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 21 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under the current policies for the Company would be $25 million for excess property damage and $13 million for replacement power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the Company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    The Company participates in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, the Company could be subject to a maximum total assessment of $6 million.

    All retrospective assessments, whether generated for liability, property or replacement power may be subject to applicable state premium taxes.

5.  FACILITY SALES AND JOINT OWNERSHIP AGREEMENTS

Since 1975, the Company has sold undivided interests in plants Hatch, Wansley, Vogtle, and Scherer Units 1 and 2, together with transmission facilities, to OPC, an electric membership generation and transmission corporation; MEAG, a public corporation and an instrumentality of the state of Georgia; and the City of Dalton, Georgia. The Company has sold an interest in Plant Scherer Unit 3 to Gulf Power, an affiliate.

    Additionally, the Company has completed three of four separate transactions to sell Unit 4 of Plant Scherer to Florida Power & Light Company (FPL) and Jacksonville Electric Authority (JEA) for a total price of approximately $808 million, including any gains on these transactions. FPL will eventually own approximately 76.4 percent of the unit, with JEA owning the remainder. Georgia Power will continue to operate the unit.

    The completed and scheduled remaining transactions are as follows:

=============================================================
Closing                     Percent                 After-Tax
 Date          Capacity    Ownership     Amount       Gain
- -------------------------------------------------------------
          (in megawatts)                    (in millions)
July 1991         290        35.46%         $291       $14
June 1993         258        31.44           253        18
June 1994         135        16.55           133        11
June 1995         135        16.55           131        12
- -------------------------------------------------------------
Total             818       100.00%         $808       $55
=============================================================

    Except as otherwise noted, the Company has contracted to operate and maintain all jointly owned facilities. The Company includes its proportionate share of plant operating expenses in the corresponding operating expenses in the Statements of Income.

    As discussed in Note 4, the Company and OPC have a joint ownership arrangement for the Rocky Mountain pumped storage hydroelectric project under which the Company will retain its present investment in the project and OPC will

Georgia Power Company 1994 Annual Report


finance and complete the remainder of the project and operate the completed facility. Based on current cost estimates the Company's ownership will be approximately 25 percent of the project (194 megawatts of capacity) at completion.

    The Company will own six of eight 80 megawatt combustion turbine generating units and 75 percent of the related common facilities being jointly constructed at Plant McIntosh with Savannah Electric, an affiliate. The Company's investment in the project at December 31, 1994, was $149 million and is expected to total approximately $182 million when the project is completed. Four of the Company's six units began commercial operation during 1994, and the remaining two units are expected to be completed by June, 1995. Savannah Electric will operate these units.

    In 1994, the Company and FPC entered into a joint ownership agreement regarding a 150 megawatt combustion turbine unit to be constructed near Orlando, Florida. The unit is scheduled to be in commercial operation in early 1996, and will be constructed, operated, and maintained by FPC. The Company will have a one-third interest in the unit, with use of 100 percent of the unit's capacity from June through September. FPC will have the capacity the remainder of the year. The Company's investment in the project is expected to be approximately $14 million at completion.

    In connection with the joint ownership arrangements for plants Vogtle and Scherer, the Company has made commitments to purchase declining fractions of OPC's and MEAG's capacity and energy from these units. These commitments are in effect during periods of up to 10 years following commercial operation (and with regard to a portion of a 5 percent interest in Plant Vogtle owned by MEAG, until the latter of the retirement of the plant or the latest stated maturity date of MEAG's bonds issued to finance such ownership interest). The payments for capacity are required whether or not any capacity is available. The energy cost is a function of each unit's variable operating costs. Except as noted below, the cost of such capacity and energy is included in purchased power from non-affiliates in the Company's Statements of Income. Capacity payments totaled $129 million, $183 million and $289 million in 1994, 1993 and 1992, respectively. The Plant Scherer buyback agreements ended in 1993. The current projected Plant Vogtle capacity payments for the next five years are as follows:
$77 million in 1995, $70 million in 1996, $59 million in 1997, $59 million in 1998, and $59 million in 1999. Portions of the payments noted above relate to costs in excess of Plant Vogtle's allowed investment for ratemaking purposes. The present value of these portions was written off in 1987 and 1990. Additionally, the Plant Vogtle declining capacity buyback expense is being levelized over a six-year period. See Note 3 for further information.

    At December 31, 1994, the Company's percentage ownership and investment (exclusive of nuclear fuel) in jointly owned facilities in commercial operation, were as follows:

================================================================
                                      Total
                                    Nameplate           Company
Facility (Type)                     Capacity           Ownership
- ----------------------------------------------------------------
                                     (megawatts)

Plant Vogtle (nuclear)                  2,320              45.7%
Plant Hatch (nuclear)                   1,630              50.1
Plant Wansley (coal)                    1,779              53.5
Plant Scherer (coal)
   Units 1 and 2                        1,636               8.4
   Unit 3                                 818              75.0
   Unit 4                                 818              16.6
Plant McIntosh
   Common Facilities                      N/A              75.0
       (combustion-turbine)

=================================================================

                                                      Accumulated
Facility (Type)                 Investment           Depreciation
- -----------------------------------------------------------------
                                          (in millions)
Plant Vogtle (nuclear)         $3,289*                      $628
Plant Hatch (nuclear)             842                        346
Plant Wansley (coal)              287                        129
Plant Scherer (coal)
   Units 1 and 2                 112                          36
   Unit 3                        540                         121
   Unit 4                        119                          18
Plant McIntosh
   Common Facilities
       (combustion-turbine)      17                           **
- -----------------------------------------------------------------

     * Investment net of write-offs.
   ** Less than $1 million.

Georgia Power Company 1994 Annual Report

    The Company and an affiliate, Alabama Power, own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, as well as associated transmission facilities. The capacity of the units has been sold equally to the Company and Alabama Power under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, debt service and return on investment, whether or not SEGCO has any capacity and energy available. The term of the contract extends automatically for two year periods, subject to either party's right to cancel upon two year's notice. The Company's share of expenses included in purchased power from affiliates in the Statements of Income, is as follows:

============================================================
                               1994      1993        1992
- ------------------------------------------------------------
                                      (in millions)
Energy                           $43       $60         $47
Capacity                          33        30          28
- ------------------------------------------------------------
Total                            $76       $90         $75
============================================================
Kilowatt-hours                 2,429     3,352       2,664
- ------------------------------------------------------------

    At December 31, 1994, the capitalization of SEGCO consisted of $54 million of equity and $78 million of long-term debt on which the annual interest requirement is $5 million.

6.  LONG-TERM POWER SALES AGREEMENTS

The Company and the operating affiliates of The Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to non-affiliated utilities located outside the system's service territory. These agreements consist of firm unit power sales pertaining to capacity from specific generating units and non-firm sales based on the capacity of the Southern system. Because energy is generally sold at cost under these agreements, it is primarily the capacity revenues that affect the Company's profitability.

The Company's capacity revenues have been as follows:

==============================================================
Year          Unit Power Sales              Non-firm Sales
- --------------------------------------------------------------
        (in millions) (megawatts)    (in millions) (megawatts)
1994         $  75           403            $ 9           101
1993           135           830             17           200
1992           223         1,363             10           124

    Long-term non-firm power of 200 megawatts was sold by the Southern electric system in 1994 to FPC, of which the Company's share was 101 megawatts, under a contract that expired at year-end. Sales under these long-term non-firm power sales agreements are made from available power pool energy, and the revenues from the sales are shared by the operating affiliates.

    Unit power from specific generating plants is being sold to FPL, JEA, and the City of Tallahassee, Florida and beginning in 1994 to FPC. Under these agreements, the Company sold approximately 403 megawatts of capacity in 1994 and is scheduled to sell approximately 248 megawatts of capacity in 1995. Thereafter, these sales will decline to an estimated 172 megawatts in 1996 then will remain at an approximate level of 158 megawatts through 1999. After 2000, capacity sales will decline to approximately 102 megawatts -- unless reduced by FPL, FPC, and JEA -- until the expiration of the contracts in 2010.

                                       30
NOTES (continued)
Georgia Power Company 1994 Annual Report


7.  INCOME TAXES

Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1994, the tax-related regulatory assets were $920 million and the tax-related regulatory liabilities were $433 million. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are as follows:

==============================================================
                                    1994     1993     1992
                                   ---------------------------
Total provision for income taxes:      (in millions)
Federal:
   Currently payable                $306      $223     $139
   Deferred -
     Current year                     86       181      170
     Reversal of prior years         (57)      (40)      (6)
   Deferred investment tax
     credits                          (1)      (18)      (6)
- --------------------------------------------------------------
                                     334       346      297
- --------------------------------------------------------------
State:
   Currently payable                  52        41       24
   Deferred -
     Current year                     15        31       35
     Reversal of prior years         (10)       (3)      (3)
- --------------------------------------------------------------
                                      57        69       56
- --------------------------------------------------------------
Total                                391       415      353
- --------------------------------------------------------------
Less:
   Income taxes charged
   (credited) to other  income        (8)      (37)     (25)
- --------------------------------------------------------------
Federal and state income
   taxes charged to operations      $399      $452     $378
==============================================================


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis, which give rise to deferred tax assets and liabilities are as follows:

===============================================================
                                                1994      1993
                                              -----------------
                                                (in millions)
Deferred tax liabilities:
  Accelerated depreciation                    $1,541     $1,458
  Property basis differences                   1,085      1,163
  Deferred Plant Vogtle costs                    141        161
  Premium on reacquired debt                      68         63
  Deferred regulatory costs                       48         24
  Fuel clause underrecovered                       9         32
  Other                                           23         38
- ---------------------------------------------------------------
Total                                          2,915      2,939
- ---------------------------------------------------------------
Deferred tax assets:
  Other property basis differences               250        263
  Federal effect of state deferred taxes          94         92
  Other deferred costs                            79         61
  Disallowed Plant Vogtle buybacks                26         29
  Accrued interest                                10         24
  Other                                           13         12
- ---------------------------------------------------------------
Total                                            472        481
- ---------------------------------------------------------------
Net deferred tax liabilities                   2,443      2,458
Portion included in current assets                35         22
- ---------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                      $2,478     $2,480
===============================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $25 million in 1994, $19 million in 1993, and $19 million in 1992. At December 31, 1994, all investment tax credits available to reduce federal income taxes payable had been utilized.

Georgia Power Company 1994 Annual Report


    A reconciliation of the federal statutory tax rate to the effective income tax rate is as follows:

=============================================================
                                     1994     1993      1992
                                     ------------------------
Federal statutory rate                 35%       35%      34%
State income tax, net of
   federal deduction                    4         4        4
Non-deductible book
   depreciation                         3         3        3
Difference in prior years'
   deferred and current tax rate       (1)       (1)      (1)
Other                                   -        (1)      (2)
- -------------------------------------------------------------
Effective income tax rate              41%       40%      38%
=============================================================

    The Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.

8.  CAPITALIZATION

Common Stock Dividend Restrictions

The Company's first mortgage bond indenture contains various common stock dividend restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1994, $742 million of retained earnings were restricted against the payment of cash dividends on common stock under terms of the mortgage indenture. Supplemental indentures in connection with future first mortgage bond issues may contain more stringent common stock dividend restrictions than those currently in effect.

    The Company's charter limits cash dividends on common stock to the lesser of the retained earnings balance or 75 percent of net income available for such stock during a prior period of 12 months if the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend, is below 25 percent, and to 50 percent of such net income if such ratio is less than 20 percent. At December 31, 1994, the ratio as defined was 47.3 percent.


Preferred Securities

Georgia Power Capital, a limited partnership, was formed November 10, 1994, for the purpose of issuing preferred securities and subsequently lending the proceeds to the Company. In December 1994, Georgia Power Capital issued four million shares of preferred securities at 9 percent and subsequently loaned the proceeds of $100 million to the Company. This subordinated debt of the Company is due December 19, 2024.

Pollution Control Bonds

The Company has incurred obligations in connection with the sale by public authorities of tax-exempt pollution control and industrial development revenue bonds. The Company has authenticated and delivered to trustees an aggregate of $1 billion of its first mortgage bonds, which are pledged as security for its obligations under pollution control and industrial development contracts. No interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase or loan agreements. An aggregate of approximately $651 million of the pollution control and industrial development bonds is secured by a subordinated interest in specific property of the Company.

    Details of pollution control bonds are as follows:

============================================================
   Maturity          Interest Rates        1994       1993
- ------------------------------------------------------------
                                            (in millions)
2004             5.70%                   $   39     $   39
2005-2008        5.375% to 6.75%             59         59
2011-2014        11.75% & Variable           10        477
2015-2019        6.00% to 10.60%
                      & Variable            786        830
2021-2024        5.40% to 7.25% &
                 Variable                   784        256
- ------------------------------------------------------------
Total pollution control bonds            $1,678     $1,661
============================================================

Bank Credit Arrangements

At the beginning of 1995, the Company had unused credit arrangements with banks totaling $709 million, of which $268 million expires at various times during 1995, $41 million expires at May 1, 1997, and $400 million expires at June 30, 1997.

Georgia Power Company 1994 Annual Report


    The $400 million expiring June 30, 1997, is under revolving credit arrangements with several banks providing the Company, Alabama Power, and The Southern Company up to a total credit amount of $400 million. To provide liquidity support for commercial paper programs and for other short-term cash needs, $165 million and $135 million of the $400 million available credit are currently dedicated for the Company and Alabama Power, respectively. However, the allocations can be changed among the borrowers by notifying the respective banks.

    During the term of the agreements expiring in 1997, short-term borrowings may be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Of the Company's total $709 million in unused credit arrangements, a portion of the lines are dedicated to provide liquidity support to variable rate pollution control bonds. The credit lines dedicated as of December 31, 1994, is $219 million. In connection with all other lines of credit, the Company has the option of paying fees or maintaining compensating balances. These balances are not legally restricted from withdrawal.

    In addition, the Company borrows under uncommitted lines of credit with banks and through a $225 million commercial paper program that has the liquidity support of committed bank credit arrangements. Average compensating balances held under these committed facilities were not material in 1994.

Other Long-Term Debt

Assets acquired under capital leases are recorded in the Balance Sheets as utility plant in service, and the related obligations are classified as long-term debt. At December 31, 1994 and 1993, the Company had a capitalized lease obligation for its corporate headquarters building of $88 million with an interest rate of 8.1 percent. The maturity of this capital lease obligation through 1999 is approximately as follows: $310 thousand in 1995, $336 thousand in 1996, $365 thousand in 1997, $395 thousand in 1998, and $429 thousand in 1999.

    The lease agreement for the corporate headquarters building provides for payments that are minimal in early years and escalate through the first 21 years of the lease. For ratemaking purposes, the GPSC has treated the lease as an operating lease and has allowed only the lease payments in cost of service. The difference between the accrued expense and the lease payments allowed for ratemaking purposes is being deferred as a cost to be recovered in the future as ordered by the GPSC. At December 31, 1994, and 1993, the interest and lease amortization deferred on the Balance Sheets are $48 million and $47 million, respectively.

    In December 1993, the Company borrowed $37 million through a long-term note due in 1995.

Assets Subject to Lien

The Company's mortgage dated as of March 1, 1941, as amended and supplemented, securing the first mortgage bonds issued by the Company, constitutes a direct lien on substantially all of the Company's fixed property and franchises.

Long-Term Debt Due Within One Year

The current portion of the Company's long-term debt is as follows:

================================================================
                                                  1994     1993
                                                  --------------
                                                  (in millions)
First mortgage bond maturity                      $130    $   -
Other long-term debt                                37       11
- ----------------------------------------------------------------
Total                                             $167      $11
================================================================


    The Company's first mortgage bond indenture includes an improvement fund requirement that amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by June 1 of each year by depositing cash or reacquired bonds, or by pledging additional property equal to 1 2/3 times the requirement. The 1994 requirement was funded in December 1993. The 1995 requirement of $23 million

Georgia Power Company 1994 Annual Report


will be satisfied by pledging additional property.

Redemption of Securities

The Company plans to continue a program of redeeming or replacing debt and preferred stock in cases where opportunities exist to reduce financing costs. Issues may be repurchased in the open market or called at premiums as specified under terms of the issue. They may also be redeemed at face value to meet improvement fund and sinking fund requirements, to meet replacement provisions of the mortgage, or through use of proceeds from the sale of property pledged under the mortgage. In general, for the first five years a series is outstanding the Company is prohibited from redeeming for improvement fund purposes more than 1 percent annually of the original issue amount.


9. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial information for 1994 and 1993 is as follows:

==================================================================
                                                       Net Income
                                                          After
                                                      Dividends on
                       Operating      Operating        Preferred
   Quarter Ended        Revenues        Income           Stock
- ------------------------------------------------------------------
                                     (in millions)
March 1994              $  992            $157           $ 58
June 1994                1,030             227            140
September 1994           1,213             331            233
December 1994              927             179             95


March 1993              $1,004            $221           $108
June 1993                1,096             219            141
September 1993           1,376             356            245
December 1993              975             176             76
- ------------------------------------------------------------------

     Earnings in 1994 declined by $55 million as a result of work force reduction programs. Of this amount, $52 million was recorded in the first quarter of 1994.

      The Company's business is influenced by seasonal weather conditions.


SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1994 Annual Report

===================================================================================================
                                                                     1994         1993         1992
- ---------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                              $4,162,403   $4,451,181   $4,297,436
Net Income after Dividends
  on Preferred Stock (in thousands)                              $525,544     $569,853     $520,538
Cash Dividends on Common Stock (in thousands)                    $429,300     $402,400     $384,000
Return on Average Common Equity (percent)                           12.84        14.37        13.60
Total Assets (in thousands)                                   $13,712,658  $13,736,110  $10,964,442
Gross Property Additions (in thousands)                          $638,426     $674,432     $508,444
- ---------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $4,141,554   $4,045,458   $3,888,237
Preferred stock                                                   692,787      692,787      692,792
Preferred stock subject to mandatory redemption                         -            -        6,250
Preferred securities of subsidiary                                100,000            -            -
Long-term debt                                                  3,757,823    4,031,387    4,131,016
- ---------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $8,692,164   $8,769,632   $8,718,295
===================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                  47.6         46.1         44.6
Preferred stock                                                       8.0          7.9          8.0
Preferred securities of subsidiary                                    1.2            -            -
Long-term debt                                                       43.2         46.0         47.4
- ---------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0        100.0        100.0
===================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  -    1,135,000      975,000
Retired                                                           133,559    1,337,822    1,381,300
Preferred Stock (in thousands):
Issued                                                                  -      175,000      195,000
Retired                                                                 -      245,005      165,004
Preferred Securities of subsidiary (in thousands):
Issued                                                            100,000            -            -
Retired                                                                 -            -            -
- ---------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                              A2           A3           A3
  Standard and Poor's                                                  A            A-           A-
  Duff & Phelps                                                        A+           A+           A-
Preferred Stock -
  Moody's                                                              a3         baa1         baa1
  Standard and Poor's                                                  A-         BBB+         BBB+
  Duff & Phelps                                                        A-           A-          BBB
- ---------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                     1,466,382    1,441,972    1,421,175
Commercial                                                        193,648      188,820      183,784
Industrial                                                         10,976       11,217       11,479
Other                                                               2,426        2,322        2,269
- ---------------------------------------------------------------------------------------------------
Total                                                           1,673,432    1,644,331    1,618,707
===================================================================================================
Employees (year-end)                                               11,765       12,528       12,600

                                       35A



SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1994 Annual Report


 ===================================================================================================
                                                                    1991         1990         1989
- ---------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                              $4,301,428   $4,445,809   $4,145,240
Net Income after Dividends
  on Preferred Stock (in thousands)                              $474,855     $208,066     $449,099
Cash Dividends on Common Stock (in thousands)                    $375,200     $389,600     $394,500
Return on Average Common Equity (percent)                           12.76         5.52        11.72
Total Assets (in thousands)                                   $10,842,538  $11,176,619  $11,372,346
Gross Property Additions (in thousands)                          $548,051     $558,727     $727,631
- ---------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $3,766,551   $3,673,913   $3,860,657
Preferred stock                                                   607,796      607,796      607,844
Preferred stock subject to mandatory redemption                   118,750      125,000      155,000
Preferred securities of subsidiary                                      -            -            -
Long-term debt                                                  4,553,189    5,000,225    5,054,001
- ---------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $9,046,286   $9,406,934   $9,677,502
===================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                  41.7         39.1         39.9
Preferred stock                                                       8.0          7.8          7.9
Preferred securities of subsidiary                                      -            -            -
Long-term debt                                                       50.3         53.1         52.2
- ---------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0        100.0        100.0
===================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  -      300,000      250,000
Retired                                                           598,384       91,117       91,516
Preferred Stock (in thousands):
Issued                                                            100,000            -            -
Retired                                                           100,000       83,750        7,500
Preferred Securities of subsidiary (in thousands):
Issued                                                                  -            -            -
Retired                                                                 -            -            -
- ---------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            Baa1         Baa1         Baa2
  Standard and Poor's                                                BBB+         BBB+         BBB+
  Duff & Phelps                                                      BBB+          BBB          BBB
Preferred Stock -
  Moody's                                                            baa1         baa1         baa2
  Standard and Poor's                                                 BBB          BBB          BBB
  Duff & Phelps                                                      BBB-         BBB-         BBB-
- ---------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                     1,397,682    1,378,888    1,355,211
Commercial                                                        179,933      178,391      177,814
Industrial                                                         11,946       12,115       12,311
Other                                                               2,190        2,114        2,050
- ---------------------------------------------------------------------------------------------------
Total                                                           1,591,751    1,571,508    1,547,386
===================================================================================================
Employees (year-end)                                               13,700       13,746       13,900

                                       35B



SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1994 Annual Report


===================================================================================================
                                                                     1988         1987         1986
- ---------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                              $3,897,479   $3,786,485   $3,561,603
Net Income after Dividends
  on Preferred Stock (in thousands)                              $479,532     $240,057     $535,003
Cash Dividends on Common Stock (in thousands)                    $386,600     $377,800     $325,500
Return on Average Common Equity (percent)                           13.06         6.85        16.51
Total Assets (in thousands)                                   $11,130,539  $11,197,494  $10,465,063
Gross Property Additions (in thousands)                          $929,019   $1,034,059   $1,598,309
- ---------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $3,806,070   $3,538,182   $3,469,201
Preferred stock                                                   657,844      657,844      732,844
Preferred stock subject to mandatory redemption                   162,500      166,250      112,500
Preferred securities of subsidiary                                      -            -            -
Long-term debt                                                  4,861,378    4,825,760    4,464,857
- ---------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $9,487,792   $9,188,036   $8,779,402
===================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                  40.1         38.5         39.5
Preferred stock                                                       8.6          9.0          9.6
Preferred securities of subsidiary                                      -            -            -
Long-term debt                                                       51.3         52.5         50.9
- ---------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0        100.0        100.0
===================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                            150,000      500,000      500,000
Retired                                                           206,677      217,949      377,538
Preferred Stock (in thousands):
Issued                                                                  -      125,000      100,000
Retired                                                             3,750      150,000        7,500
Preferred Securities of subsidiary (in thousands):
Issued                                                                  -            -            -
Retired                                                                 -            -            -
- ---------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            Baa2         Baa2         Baa1
  Standard and Poor's                                                 BBB          BBB         BBB+
  Duff & Phelps                                                         9            9            9
Preferred Stock -
  Moody's                                                            baa2         baa2         baa1
  Standard and Poor's                                                BBB-         BBB-          BBB
  Duff & Phelps                                                        10           10           10
- ---------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                     1,329,173    1,303,721    1,268,983
Commercial                                                        174,147      169,014      162,258
Industrial                                                         12,353       12,307       12,315
Other                                                               1,993        1,858        1,816
- ---------------------------------------------------------------------------------------------------
Total                                                           1,517,666    1,486,900    1,445,372
===================================================================================================
Employees (year-end)                                               15,110       14,924       14,773

                                       35C



SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1994 Annual Report


======================================================================================
                                                                     1985         1984
- --------------------------------------------------------------------------------------
Operating Revenues (in thousands)                              $3,609,140   $3,319,699
Net Income after Dividends
  on Preferred Stock (in thousands)                              $493,717     $421,719
Cash Dividends on Common Stock (in thousands)                    $277,500     $225,500
Return on Average Common Equity (percent)                           17.95        18.43
Total Assets (in thousands)                                    $9,030,618   $7,880,072
Gross Property Additions (in thousands)                        $1,384,182   $1,396,846
- --------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                            $3,013,707   $2,486,172
Preferred stock                                                   632,844      482,844
Preferred stock subject to mandatory redemption                   120,000      127,500
Preferred securities of subsidiary                                      -            -
Long-term debt                                                  3,878,066    3,432,606
- --------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                  $7,644,617   $6,529,122
======================================================================================
Capitalization Ratios (percent):
Common stock equity                                                  39.4         38.1
Preferred stock                                                       9.9          9.3
Preferred securities of subsidiary                                      -            -
Long-term debt                                                       50.7         52.6
- --------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0        100.0
======================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  -      150,000
Retired                                                            17,738       26,084
Preferred Stock (in thousands):
Issued                                                            150,000       50,000
Retired                                                             3,750
Preferred Securities of subsidiary (in thousands):
Issued                                                                  -            -
Retired                                                                 -            -
- --------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                            Baa1         Baa1
  Standard and Poor's                                                BBB+         BBB+
  Duff & Phelps                                                         9            8
Preferred Stock -
  Moody's                                                            baa1         baa1
  Standard and Poor's                                                 BBB          BBB
  Duff & Phelps                                                        10            9
- --------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                     1,231,140    1,189,670
Commercial                                                        155,399      148,536
Industrial                                                         12,309       12,276
Other                                                               1,789        1,753
- --------------------------------------------------------------------------------------
Total                                                           1,400,637    1,352,235
======================================================================================
Employees (year-end)                                               14,947       14,562


SELECTED  FINANCIAL AND OPERATING  DATA  (continued)
Georgia Power Company 1994 Annual Report

===================================================================================================
                                                                     1994         1993         1992
- ---------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                    $1,180,358   $1,291,035   $1,128,396
Commercial                                                      1,367,315    1,354,130    1,285,681
Industrial                                                      1,100,995    1,113,067    1,083,856
Other                                                              42,983       41,399       39,504
- ---------------------------------------------------------------------------------------------------
Total retail                                                    3,691,651    3,799,631    3,537,437
Sales for resale - non-affiliates                                 351,591      534,370      640,308
Sales for resale - affiliates                                      60,899       61,668       67,835
- ---------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                        4,104,141    4,395,669    4,245,580
Other revenues                                                     58,262       55,512       51,856
- ---------------------------------------------------------------------------------------------------
Total                                                          $4,162,403   $4,451,181   $4,297,436
===================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    15,680,709   16,649,859   14,939,172
Commercial                                                     18,738,461   18,278,508   17,260,614
Industrial                                                     24,337,632   23,635,363   22,978,312
Other                                                             484,009      460,801      436,144
- ---------------------------------------------------------------------------------------------------
Total retail                                                   59,240,811   59,024,531   55,614,242
Sales for resale - non-affiliates                               7,968,475   14,307,030   15,870,222
Sales for resale - affiliates                                   3,056,050    3,027,733    3,320,060
- ---------------------------------------------------------------------------------------------------
Total                                                          70,265,336   76,359,294   74,804,524
===================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          7.53         7.75         7.55
Commercial                                                           7.30         7.41         7.45
Industrial                                                           4.52         4.71         4.72
Total retail                                                         6.23         6.44         6.36
Sales for resale                                                     3.74         3.44         3.69
Total sales                                                          5.84         5.76         5.68
Residential Average Annual Kilowatt-Hour Use Per Customer          10,766       11,630       10,603
Residential Average Annual Revenue Per Customer                   $810.39      $901.79      $800.88
Plant Nameplate Capacity Ratings (year-end) (megawatts)            13,943       13,759       14,076
Maximum Peak-Hour Demand (megawatts) (Note):
Winter                                                             10,509        9,067        8,938
Summer                                                             11,758       12,573       11,448
Annual Load Factor (percent)                                         63.0         58.5         60.5
Plant Availability (percent):
Fossil-steam                                                         83.1         85.9         86.6
Nuclear                                                              88.4         85.5         87.7
- ---------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 61.3         62.1         61.4
Nuclear                                                              18.0         16.2         17.0
Hydro                                                                 2.6          2.3          2.5
Oil and gas                                                           0.1          0.2            *
Purchased power -
  From non-affiliates                                                 9.7         10.2         12.2
  From affiliates                                                     8.3          9.0          6.9
- ---------------------------------------------------------------------------------------------------
Total                                                               100.0        100.0        100.0
===================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                 9,915        9,912        9,900
Cost of fuel per million BTU (cents)                               145.33       153.62       153.08
Average cost of fuel per net kilowatt-hour generated (cents)         1.44         1.52         1.52
===================================================================================================
Note:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.


                                       37A


SELECTED  FINANCIAL AND OPERATING  DATA  (continued)
Georgia Power Company 1994 Annual Report


===================================================================================================
                                                                     1991         1990         1989
- ---------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                    $1,111,358   $1,109,165   $1,022,781
Commercial                                                      1,243,067    1,218,441    1,143,727
Industrial                                                      1,057,702    1,061,830    1,006,416
Other                                                              37,861       36,773       34,775
- ---------------------------------------------------------------------------------------------------
Total retail                                                    3,449,988    3,426,209    3,207,699
Sales for resale - non-affiliates                                 736,643      784,086      760,809
Sales for resale - affiliates                                      65,586      168,251      150,394
- ---------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                        4,252,217    4,378,546    4,118,902
Other revenues                                                     49,211       67,263       26,338
- ---------------------------------------------------------------------------------------------------
Total                                                          $4,301,428   $4,445,809   $4,145,240
===================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    14,815,089   14,771,648   14,134,195
Commercial                                                     16,885,833   16,627,128   15,843,181
Industrial                                                     22,298,062   22,126,604   21,801,404
Other                                                             429,016      428,459      414,107
- ---------------------------------------------------------------------------------------------------
Total retail                                                   54,428,000   53,953,839   52,192,887
Sales for resale - non-affiliates                              18,719,924   20,158,681   20,479,412
Sales for resale - affiliates                                   3,885,892    8,272,528    7,489,948
- ---------------------------------------------------------------------------------------------------
Total                                                          77,033,816   82,385,048   80,162,247
===================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          7.50         7.51         7.24
Commercial                                                           7.36         7.33         7.22
Industrial                                                           4.74         4.80         4.62
Total retail                                                         6.34         6.35         6.15
Sales for resale                                                     3.55         3.35         3.26
Total sales                                                          5.52         5.31         5.14
Residential Average Annual Kilowatt-Hour Use Per Customer          10,675       10,795       10,530
Residential Average Annual Revenue Per Customer                   $800.78      $810.56      $761.96
Plant Nameplate Capacity Ratings (year-end) (megawatts)            14,076       14,366       14,366
Maximum Peak-Hour Demand (megawatts) (Note):
Winter                                                             10,001        8,977       10,101
Summer                                                             13,090       13,196       12,735
Annual Load Factor (percent)                                         55.2         55.5         56.3
Plant Availability (percent):
Fossil-steam                                                         93.3         92.5         93.0
Nuclear                                                              81.6         81.3         89.2
- ---------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 63.6         65.1         64.0
Nuclear                                                              15.3         13.7         14.1
Hydro                                                                 2.3          2.2          2.1
Oil and gas                                                             *          0.1          0.1
Purchased power -
  From non-affiliates                                                10.3         11.0         10.2
  From affiliates                                                     8.5          7.9          9.5
- ---------------------------------------------------------------------------------------------------
Total                                                               100.0        100.0        100.0
===================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                 9,960        9,939       10,020
Cost of fuel per million BTU (cents)                               157.97       166.22       164.27
Average cost of fuel per net kilowatt-hour generated (cents)         1.57         1.65         1.65
===================================================================================================
Note:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
*Less than one-tenth of one percent.

                                       37B


SELECTED  FINANCIAL AND OPERATING  DATA  (continued)
Georgia Power Company 1994 Annual Report


===================================================================================================
                                                                     1988         1987         1986
- ---------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                      $979,047     $904,218     $874,231
Commercial                                                      1,054,995      915,540      854,755
Industrial                                                        983,822      911,933      897,646
Other                                                              31,743       29,350       27,948
- ---------------------------------------------------------------------------------------------------
Total retail                                                    3,049,607    2,761,041    2,654,580
Sales for resale - non-affiliates                                 707,076      822,696      780,049
Sales for resale - affiliates                                      86,751      159,998       91,753
- ---------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                        3,843,434    3,743,735    3,526,382
Other revenues                                                     54,045       42,750       35,221
- ---------------------------------------------------------------------------------------------------
Total                                                          $3,897,479   $3,786,485   $3,561,603
===================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    13,800,038   13,675,730   13,234,248
Commercial                                                     14,790,561   13,799,379   12,945,926
Industrial                                                     21,412,845   20,884,454   20,339,235
Other                                                             397,669      385,514      381,917
- ---------------------------------------------------------------------------------------------------
Total retail                                                   50,401,113   48,745,077   46,901,326
Sales for resale - non-affiliates                              18,544,705   20,910,185   18,198,186
Sales for resale - affiliates                                   3,327,814    6,032,889    3,160,242
- ---------------------------------------------------------------------------------------------------
Total                                                          72,273,632   75,688,151   68,259,754
===================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          7.09         6.61         6.61
Commercial                                                           7.13         6.63         6.60
Industrial                                                           4.59         4.37         4.41
Total retail                                                         6.05         5.66         5.66
Sales for resale                                                     3.63         3.65         4.08
Total sales                                                          5.32         4.95         5.17
Residential Average Annual Kilowatt-Hour Use Per Customer          10,484       10,623       10,577
Residential Average Annual Revenue Per Customer                   $743.82      $702.36      $698.72
Plant Nameplate Capacity Ratings (year-end) (megawatts)            13,018       13,018       11,875
Maximum Peak-Hour Demand (megawatts) (Note):
Winter                                                              9,866        9,446       10,551
Summer                                                             12,295       12,390       11,910
Annual Load Factor (percent)                                         59.1         56.1         57.5
Plant Availability (percent):
Fossil-steam                                                         94.5         92.7         91.2
Nuclear                                                              69.4         85.4         64.7
- ---------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 72.0         70.9         74.6
Nuclear                                                               9.6          9.1          5.0
Hydro                                                                 1.2          1.7          1.2
Oil and gas                                                           0.1          0.1          0.6
Purchased power -
  From non-affiliates                                                 8.2          8.5          8.9
  From affiliates                                                     8.9          9.7          9.7
- ---------------------------------------------------------------------------------------------------
Total                                                               100.0        100.0        100.0
===================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                 9,969        9,932       10,016
Cost of fuel per million BTU (cents)                               166.28       168.81       175.81
Average cost of fuel per net kilowatt-hour generated (cents)         1.66         1.68         1.76
===================================================================================================
Note:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
* Less than one-tenth of one percent.

                                       37C




SELECTED  FINANCIAL AND OPERATING  DATA  (continued)
Georgia Power Company 1994 Annual Report


======================================================================================
                                                                     1985         1984
- --------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                      $786,500     $754,163
Commercial                                                        797,540      739,035
Industrial                                                        873,554      858,536
Other                                                              26,766       24,388
- --------------------------------------------------------------------------------------
Total retail                                                    2,484,360    2,376,122
Sales for resale - non-affiliates                                 941,743      779,028
Sales for resale - affiliates                                     149,463      136,047
- --------------------------------------------------------------------------------------
Total revenues from sales of electricity                        3,575,566    3,291,197
Other revenues                                                     33,574       28,502
- --------------------------------------------------------------------------------------
Total                                                          $3,609,140   $3,319,699
======================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                    12,006,462   11,548,787
Commercial                                                     11,945,938   10,902,163
Industrial                                                     19,517,543   18,862,531
Other                                                             382,238      342,047
- --------------------------------------------------------------------------------------
Total retail                                                   43,852,181   41,655,528
Sales for resale - non-affiliates                              21,526,865   19,138,575
Sales for resale - affiliates                                   5,999,834    4,970,928
- --------------------------------------------------------------------------------------
Total                                                          71,378,880   65,765,031
======================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          6.55         6.53
Commercial                                                           6.68         6.78
Industrial                                                           4.48         4.55
Total retail                                                         5.67         5.70
Sales for resale                                                     3.96         3.80
Total sales                                                          5.01         5.00
Residential Average Annual Kilowatt-Hour Use Per Customer           9,923        9,855
Residential Average Annual Revenue Per Customer                   $650.01      $643.53
Plant Nameplate Capacity Ratings (year-end) (megawatts)            11,875       11,767
Maximum Peak-Hour Demand (megawatts) (Note):
Winter                                                             10,049        8,462
Summer                                                             11,079       10,443
Annual Load Factor (percent)                                         56.3         56.9
Plant Availability (percent):
Fossil-steam                                                         91.2         91.0
Nuclear                                                              79.5         47.3
- --------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 72.7         74.4
Nuclear                                                               6.7          4.0
Hydro                                                                 1.5          2.7
Oil and gas                                                             *            *
Purchased power -
  From non-affiliates                                                 9.4          9.2
  From affiliates                                                     9.7          9.7
- --------------------------------------------------------------------------------------
Total                                                               100.0        100.0
======================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                10,089       10,002
Cost of fuel per million BTU (cents)                               178.11       184.63
Average cost of fuel per net kilowatt-hour generated (cents)         1.80         1.85
Note:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
* Less than one-tenth of one percent.